Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-3 of our reports dated October 4, 2005, with respect to the financial statements of Alfacell Corporation as of July 31, 2005 and 2004 and for each of the years in the three-year period ended July 31, 2005, and the period from August 24, 1981 (date of inception) to July 31, 2005, and Alfacell Corporation’s management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Alfacell Corporation included in its Annual Report on Form 10-K for the year ended July 31, 2005. We also consent to the reference to our Firm under the caption “Experts”.
/s/ J. H. Cohn LLP
Roseland, New Jersey
August 15, 2006